UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2014

CBS Outdoor Americas Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36367	46-4494703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

405 Lexington Avenue, 17th Floor New York, New York	10174
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 297-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the initial public offering (“IPO”) of common stock of CBS Outdoor Americas Inc., a Maryland corporation (the “Company”), the Board of Directors of the Company (the “Board”) and, in the case of the TRSUs and PRSUs described below, certain directors to whom authority was delegated by the Board (the “Delegatees”), approved the grant of certain equity-based awards to the Company’s named executive officers.

One-Time IPO Grants

On March 28, 2014, restricted share unit awards (“RSUs”) were granted under the Company’s Omnibus Stock Incentive Plan (the “Stock Plan”) to the Company’s employees, including its named executive officers, with a value equal to 2.5% of each employee’s base salary (up to a base salary of $550,000), and with the number of RSUs determined based on the IPO price of $28.00 per share. The named executive officers received RSUs with respect to the following number of shares of the Company’s common stock: Jeremy Male: 491 shares; Wally Kelly: 491 shares; Donald Shassian: 491 shares; Raymond Nowak: 491 shares; and Richard Sauer: 402 shares.

The RSUs vest in equal installments on each of the first three anniversaries of the date of grant, subject to the named executive officers’ continued employment through the applicable vesting date and the terms of their employment agreements. If a named executive officer’s employment terminates due to death or disability, his RSUs will immediately vest. If the Company pays dividends on its common stock, the holders of the RSUs will be eligible for cash dividend equivalent payments at the time that the related RSUs vest and are settled.

Fund-the-Future Grants

The Company has adopted a Fund-the-Future Program to provide additional income to certain eligible employees. On March 28, 2014, RSUs were granted under the Stock Plan to eligible employees, including certain of the named executive officers, with a grant date value determined on the same basis as, and terms and conditions (including vesting) that are substantially the same as, the one-time IPO grants described above. The eligible named executive officers received RSUs with respect to the following number of shares of the Company’s common stock: Mr. Male: 491 shares; Mr. Kelly: 491 shares; Mr. Shassian: 491 shares; and Mr. Sauer: 402 shares.

Annual Grant of Long-Term Incentive Awards

On March 31, 2014, the named executive officers were granted their annual long-term incentive awards under the Stock Plan, with 60% of such grant awarded in the form of performance-based RSUs (“PRSUs”) and 40% awarded in the form of time-based RSUs (“TRSUs”). The named executive officers received grants with respect to the following number of shares of the Company’s common stock:

2

Named Executive Officer	Target PRSUs	TRSUs
Jeremy J. Male	42,857	28,571
Wally Kelly	21,428	14,285
Donald R. Shassian	28,928	19,285
Raymond Nowak	12,321	8,214
Richard Sauer	5,892	3,928

The Delegatees or a committee of the Board will determine the number of shares actually payable upon vesting of the PRSUs based on their assessment of the Company’s performance relative to a performance goal relating to the 2014 calendar year, 75% of which is based on budgeted OIBDA and 25% of which is based on budgeted free cash flow. No PRSUs will be earned if the Company achieves less than 80% of the performance goal; 60% of the target shares will be earned if the Company achieves 80% of the performance goal; 100% of the target shares will be earned if the Company achieves 100% of the performance goal; and 120% of the target shares will be earned if the Company achieves 110% or greater of the performance goal. For achievement at intermediate points between 80% and 100% and between 100% and 110%, the number of shares earned will be linearly interpolated.

The TRSUs and any earned PRSUs will vest in equal installments on each of the first four anniversaries of March 28, 2014, subject to the named executive officers’ continued employment through the applicable vesting date and the terms of their employment agreements. If the Company pays dividends with respect to its common stock, the holders of TRSUs and PRSUs will be eligible for dividend equivalent payments in shares of the Company’s common stock when the related TRSUs or PRSUs vest and are settled.

Matching Share Grants

In accordance with the terms of their employment agreements, Messrs. Male and Shassian, are entitled to receive, for each share of the Company’s common stock they purchased in connection with the IPO, matching grants of 0.625 RSUs and 0.5 RSUs, respectively, denominated in shares of the Company’s common stock under the Stock Plan. On April 9, 2014, in respect of the 100,000 shares purchased by Mr. Male and 71,420 shares purchased by Mr. Shassian, the Company expects to grant to them 62,500 and 35,710 RSUs, respectively. The Company expects that the terms of the matching RSUs will be substantially the same as the terms of the TRSU grants described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS OUTDOOR AMERICAS INC. (Registrant)

By:	/s/ Donald R. Shassian
Name: Donald R. Shassian
Title: Executive Vice President and Chief Financial Officer

Date: April 3, 2014

4